					EXHIBIT 12.5
					Page 1
JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$248,357	$64,277	$107,626	$182,986	$190,607
Interest and other charges, before reduction for amounts capitalized	101,647	96,290	86,111	85,519	94,035
Provision for income taxes	184,111	48,609	97,205	135,846	146,731
Interest element of rentals charged to income (a)	3,239	5,374	7,589	7,091	8,838

Earnings as defined	$537,354	$214,550	$298,531	$411,442	$440,211

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$92,314	$87,681	$80,840	$74,929	$77,658
Other interest expense	(1,361)	3,262	5,271	10,590	16,377
Subsidiary's preferred stock dividend requirements	10,694	5,347	-	-	-
Interest element of rentals charged to income (a)	3,239	5,374	7,589	7,091	8,838

Fixed charges as defined	$104,886	$101,664	$93,700	$92,610	$102,873

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	5.12	2.11	3.19	4.44	4.28

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

					EXHIBIT 12.5

JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$248,357	$64,277	$107,626	$182,986	$190,607
Interest and other charges, before reduction for amounts capitalized	101,647	96,290	86,111	85,519	94,035
Provision for income taxes	184,111	48,609	97,205	135,846	146,731
Interest element of rentals charged to income (a)	3,239	5,374	7,589	7,091	8,838

Earnings as defined	$537,354	$214,550	$298,531	$411,442	$440,211

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest on long-term debt	$92,314	$87,681	$80,840	$74,929	$77,658
Other interest expense	(1,361)	3,262	5,271	10,590	16,377
Preferred stock dividend requirements	9,230	5,235	500	500	1,018
Adjustments to preferred stock dividends
to state on a pre-income tax basis	(1,085)	(85)	452	371	784
Interest element of rentals charged to income (a)	3,239	5,374	7,589	7,091	8,838

Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$102,337	$101,467	$94,652	$93,481	$104,675

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	5.25	2.11	3.15	4.40	4.21

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.